EXHIBIT 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 5 to Registration Statement on Form S-1 of Metaldyne Performance Group Inc. of our report dated March 14, 2014 relating to the financial statements of Grede Holdings LLC and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

December 4, 2014